UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012 (February 13, 2012)

NTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

NTS, Inc.’s (formerly known as Xfone, Inc., the “Company”) Board of Directors adopted a buy-back plan (the “Plan”), effective as of February 13, 2012, according to which the Company may, from time to time, repurchase its Series A Bonds (the “Bonds”), which are traded on the Tel Aviv Stock Exchange (the “TASE”).

Under the Plan the Company is authorized to repurchase Bonds for up to a total amount of NIS 5 million (approximately USD 1.35 million) in transactions on the TASE or outside the TASE, until December 31, 2012. Any repurchases of the Bonds will be financed from the Company’s internal sources, as available from time to time. The Board of Directors has authorized the Company’s management (“Management”) to manage the performance of repurchases according to the Plan, including the conduct of negotiations, at such times, scopes, prices and other terms as Management deems fit. The timing, amounts and terms of any Bonds repurchased by the Company will be determined, at the discretion of Management, based on market conditions and opportunities, economic advisability and other customary criteria and factors.

Repurchases of the Bonds may be carried out by the Company and/or its subsidiaries, either directly and/or through a third party. Bonds repurchased by the Company itself will be canceled and removed from trading on the TASE and will not be permitted to be reissued.

The Board of Directors' resolution is not a commitment to repurchase any Bonds under the Plan. The Plan may be suspended or discontinued by the Company at any time.

Item  9.01 Financial Statements and Exhibits

(a) None.
(b) None.
(c) None.
(d) None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

Date: February 13, 2012	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director